SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 02/29/2004
FILE NUMBER 811-08066
SERIES NO.: 3

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $     17
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Investor Class Shares          $  8,322

73A.     Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A Shares                 $000.0215
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Investor Class Shares          $000.0380

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                       799
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                       136
              Class C Shares                       890
              Class K Shares                     2,027
              Investor Class Shares            212,169

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                   $ 11.43
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                   $ 11.29
              Class C Shares                   $ 11.38
              Class K Shares                   $ 11.28
              Investor Class Shares            $ 11.54